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                                                                     EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                       TRANSAMERICAN REFINING CORPORATION


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, TransAmerican Refining Corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation:

         ARTICLE ONE. The name of the Corporation is TransAmerican Refining Corporation.

         ARTICLE TWO. The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation as of December 14, 1998:

         A new Article 10 shall be added to the Articles of Incorporation of the Corporation to read in its entirety as follows:

                                   "ARTICLE X

         Notwithstanding any other provision of these Articles of Incorporation and any provision of law, the Corporation shall not without the unanimous affirmative vote of the members of the Board of Directors of the Corporation, (i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of the property of the Corporation, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph; provided, however, that no directors may be required by any stockholder of the Corporation to consent to the institution of bankruptcy or insolvency proceedings against the Corporation so long as it is solvent."

         ARTICLE THREE. The number of shares of Common Stock the Corporation outstanding and entitled to vote was 30,000,000 at the time of the adoption of this amendment.

         ARTICLE FOUR. The holders of all of the shares of Common Stock outstanding and entitled to vote on said amendment have signed a written consent to the adoption of this amendment.



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         Dated as of the 14th day of December, 1998.


                                      TRANSAMERICAN REFINING CORPORATION


                                      By: /s/ ED DONAHUE
                                         --------------------------------
                                           Ed Donahue, Vice President